Exhibit 99.1

BBCN Bancorp Reports Full Financial Results for 2011 Fourth Quarter

Q4 2011 Summary:

  Completed a common stock offering and raised gross proceeds of $63.3 million
  Completed merger of equals creating the largest Korean American bank in the nation
  Solid loan production of $157.2 million; $198.8 million on a pro forma combined basis
  Strong capital position with 18.99% total risk-based capital and 11.34% tangible common equity to tangible assets

LOS ANGELES--(BUSINESS WIRE)--February 7, 2012--BBCN Bancorp, Inc. (the “Company”) (NASDAQ: BBCN), the holding company of BBCN Bank (the “Bank”), reported net income available to common stockholders of $2.9 million, or $0.05 per diluted common share, for fourth quarter 2011, compared with net income available to common stockholders of $5.0 million, or $0.13 per diluted common share, for fourth quarter 2010, and net income available to common stockholders of $8.7 million, or $0.23 per diluted common share, for third quarter 2011. For the full year, net income available to common stockholders totaled $22.5 million, or $0.53 per diluted common share, in contrast with a net loss to common stockholders of $11.5 million, or a net loss of $0.30 per common share, for 2010.

The merger of Center Financial Corporation (“Center”) with and into Nara Bancorp, Inc. ("Nara") was completed on November 30, 2011, and the combined Company began operations under the new name of BBCN Bancorp, Inc. effective December 1, 2011.

Fourth quarter 2011 financial results reflect two months of stand-alone operations of the former Nara and one month of combined operations following the completion of the merger. The full year 2011 financial results reflect 11 months of stand-alone operations of the former Nara and one month of combined operations.

Financial results reflect the impact of the following significant expense items recorded in the fourth quarter 2011, which aggregate to $11.5 million:

  A $6.4 million charge related to the prepayment of FHLB advances;
  $3.2 million in merger-related expenses; and
  $1.9 million in post-merger provision expense for acquired Center loans that matured and were refinanced in December 2011.

Alvin D. Kang, President and Chief Executive Officer, said, “The final three months of 2011 represented a milestone quarter which included a successful capital raise, the completion of our merger and the beginnings of our operations under the new name of BBCN Bancorp. We are very pleased that despite the significant time and resources dedicated to completing the merger, our collective teams were able to stay focused on the primary responsibilities of customer service and continuously developing new business opportunities. The results of our efforts can be seen in our solid loan production this quarter, which totaled $198.8 million on a pro forma combined basis for the full quarter. We are making continued progress in building our commercial lending platform, and the strength of our SBA platform is evident when looking at our new SBA loan originations of $51.4 million on a combined basis.

“With the momentum we have built from the merger, we are optimistic about our prospects for 2012 and beyond. Given the additional scale, convenience and brand recognition that we have as the largest Korean American bank, we believe that we will be able to capture additional share in both existing and new targeted markets. As we move through the year and progress with the integration, we expect to begin realizing the synergies of the merger in more normalized operating results during the second half of 2012,” said Mr. Kang.

Financial Highlights

	2011 Fourth Quarter	2010 Fourth Quarter	2011 Third Quarter
	(Dollars in thousands)
Net income	$4,236	$6,070	$9,815
Net income available to common stockholders	$2,895	$4,996	$8,738
Diluted earnings per share	$0.05	$0.13	$0.23
Net interest income	$40,551	$28,723	$31,053
Net interest margin	4.52%	3.97%	4.29%
Non-interest income	$6,678	$4,298	$4,258
Non-interest expense	$31,836	$17,530	$16,817
Net loans receivable	$3,676,874	$2,085,425	$2,208,119
Deposits	$3,942,904	$2,176,114	$2,267,196
Non-accrual loans *	$31,212	$43,803	$27,790
ALLL to gross loans	1.66%	2.90%	2.65%
ALLL to non-accrual loans *	198%	142%	216%
ALLL to non-performing assets *	84%	77%	107%
Provision for loan losses	$9,147	$5,800	$3,483
Net charge-offs	$7,204	$7,172	$3,170
Efficiency ratio**	67.41%	53.09%	47.63%

* Excludes the guaranteed portion of delinquent SBA loans totaling $10.4 million, $13.7 million and $10.5 million at the close of the fourth quarter 2011, fourth quarter 2010 and third quarter 2011, respectively.

** The higher efficiency ratio in the fourth quarter 2011 is primarily due to the higher expense incurred as a result of the merger and the $6.4 million charge incurred as the result of the prepayment of FHLB advances.

Acquisition Accounting Adjustments

As a result of the merger, BBCN is required to record the Center assets and liabilities at fair value as of the November 30, 2011 acquisition date in accordance with the acquisition method of accounting. Accordingly, Center's allowance for loan losses of $39.9 million at the acquisition date was eliminated, and the loan portfolio was recorded at fair value, which resulted in a total discount of approximately $95.8 million, or 6.1% of aggregate gross loans acquired. This resulted in a net adjustment to loans of $55.9 million. These adjustments are current as of the date of this announcement, but subject to changes as additional information is obtained and estimates are further refined. The Company cautions that the complete financial results to be included in the Annual Report on Form 10-K for the year ended December 31, 2011 could differ materially from the financial results being reported today pending the final audit of the acquisition accounting adjustments.

A portion of the fair value discount on the loan portfolio will be accreted into interest income over time. The remaining portion of the discount is non-accretable. A summary of the major fair value adjustments is provided in the table below:

(in thousands)
Loans, net	$(55,942)
FDIC loss share receivable	(6,651)
Core deposit intangible	3,692
Other assets	(1,098)
Certificates of deposits	(6,444)
Borrowings	1,053
Other liabilities	(275)
Deferred tax effect of adjustments (42.18)%	27,420
Total fair value adjustments	$(38,245)

The goodwill generated by the merger is initially estimated to be approximately $92 million.

Balance Sheet Restructuring

As previously announced, after an analysis of the combined bank's cash and securities positions following merger completion, the Company effected restructuring transactions designed to reposition certain assets and liabilities. These transactions included the early retirement of $71.0 million in FHLB advances, which resulted in a prepayment charge of $6.4 million. The Company also sold available for sale investment securities with an aggregate book value of $138.2 million at a gain of $1.2 million, or 0.9%, and purchased replacement investment securities with an aggregate book value of $108.9 million.

Operating Results for Fourth Quarter 2011

Net Interest Income and Net Interest Margin. Fourth quarter 2011 net interest income before provision for loan losses was $40.6 million, an increase of 41% from $28.7 million in fourth quarter 2010 and an increase of 31% from $31.1 million in third quarter 2011. The increase in net interest income is primarily attributable to the higher level of interest earning assets following the merger and an improvement in the net interest margin. Net interest income for the quarter also included approximately $2.5 million of additional loan interest income, resulting from the December accretion of the loan discount on acquired loans.

Fourth quarter 2011 net interest margin (net interest income divided by average interest-earning assets) was 4.52%, up 55 basis points from 3.97% for fourth quarter 2010, and up 23 basis points from 4.29% in third quarter 2011. The improvement in the net interest margin was primarily due to a reduction in the cost of time deposits and interest-bearing demand deposits. The cost of time deposits was 0.86% for fourth quarter 2011, compared with 1.30% and 1.11% for fourth quarter 2010 and third quarter 2011, respectively. The cost of interest-bearing demand deposits also decreased to 0.79% for fourth quarter 2011 from 0.97% for fourth quarter 2010, and from 0.84% for third quarter 2011.

On a sequential quarter basis, the net interest margin expansion also benefited from an increase of 14 basis points in the weighted average yield on loans. The increase in the yield on loans was primarily due to the previously mentioned $2.5 million accretion of loan discounts on acquired loans in December 2011.

The weighted average yield on the loan portfolio for fourth quarter 2011 was 6.30%, essentially unchanged from 6.26% for fourth quarter 2010. Excluding the previously mentioned $2.5 million accretion of the discount, the weighted average yield on loans would have been 5.97%. On a sequential quarter basis, the weighted average yield on the loan portfolio increased by 14 basis points over 6.16% for third quarter 2011.

At December 31, 2011, fixed rate loans were 40% of the loan portfolio, compared with 49% at December 31, 2010, reflecting the continued focus on variable rate commercial lending. The weighted average yield on the variable rate and fixed rate loan portfolios (excluding loan discount accretion) at December 31, 2011 was 5.59% and 7.16%, respectively, compared with 4.82% and 7.23% at December 31, 2010.

The weighted average yield on securities available for sale for fourth quarter 2011 was 2.65%, compared with 2.95% for fourth quarter 2010 and 3.16% for third quarter 2011. The weighted average yield on $287 million in available for sale securities acquired from Center was 1.86%, of which the Company sold $76 million, yielding approximately 1.23%, for net gains on sale of $235 thousand as a part of the fourth quarter balance sheet restructuring.

The weighted average cost of deposits for fourth quarter 2011 decreased 32 basis points to 0.71% from 1.03% for fourth quarter 2010 and decreased 17 basis points from 0.88% for third quarter 2011. The improvement in weighted average cost of deposits was driven primarily by reductions in the cost of time deposits and interest-bearing demand deposits, as well as a favorable shift in the mix of deposits following the merger. Non-interest bearing demand deposits accounted for 25% of total deposits at December 31, 2011, compared with 18% at December 31, 2010 and 20% at September 30, 2011.

The weighted average cost of FHLB advances for fourth quarter 2011 was 2.81%, a decrease of 53 basis points from 3.34% in fourth quarter 2010, and a decrease of 42 basis points from 3.23% for the third quarter 2011, largely reflecting the early retirement of $71.0 million in higher-rate advances, which resulted in a prepayment charge of $6.4 million.

Following are the weighted average rate data on a spot rate basis at December 31, 2011 and 2010:

	December 31,
	2011*	2010
Weighted average loan portfolio yield (excluding discounts)	6.22%	5.97%
Weighted average available for sale securities portfolio yield	2.83%	3.16%
Weighted average cost of deposits	0.72%	1.00%
Weighted average cost of total interest-bearing deposits	0.97%	1.22%
Weighted average cost of FHLB advances	1.93%	3.18%
Net interest margin	4.56%	3.91%

*Includes the estimated annualized impact of fair value adjustments associated with the acquired assets and liabilities.

Non-interest Income. Fourth quarter 2011 non-interest income was $6.7 million, compared with $4.3 million for both the fourth quarter 2010 and third quarter 2011. The increase was primarily due to the net gains on the sale of securities available for sale of $1.2 million in fourth quarter 2011.

Net gains on sale of SBA loans totaled $1.0 million, $720 thousand and $823 thousand for fourth quarter 2011, fourth quarter 2010 and third quarter 2011. During the fourth quarter 2011, the Company sold $14.3 million in SBA loans to the secondary market. As previously announced, the acquired Center SBA loan portfolio of approximately $84 million was marked up to fair value at November 30, 2011 and was transferred to loans held for investment.

Non-interest Expense. Fourth quarter 2011 non-interest expense was $31.8 million, representing an 82% increase over non-interest expense of $17.5 million for fourth quarter 2010 and up 89% from third quarter 2011. The increase primarily reflects higher costs associated with the combined operations of the former Nara and Center, the $6.4 million prepayment charge for early retirement of FHLB advances as part of a balance sheet restructuring strategy implemented during the fourth quarter, and merger-related expenses of $3.2 million.

Salaries and benefits expense amounted to $9.2 million for fourth quarter 2011, an increase of 28% compared with $7.2 million for fourth quarter 2010 and an increase of 20% compared with $7.7 million for third quarter 2011. The increase primarily reflects the inclusion of the former Center employees for the month of December 2011.

Occupancy expense for fourth quarter 2011 was $4.5 million, reflecting an 83% increase over $2.4 million for fourth quarter 2010 and an 80% increase over $2.5 million for third quarter 2011, principally reflecting the increase in the number of branches from 23 pre-merger to 44 post-merger.

The effective tax rate for the fourth quarter 2011 was 32.8%, compared with 37.4% for fourth quarter 2010 and 34.6% for third quarter 2011. The lower effective tax rate for fourth quarter 2011 reflects larger affordable housing tax credits in 2011 versus 2010, partially offset by larger non-deductible merger costs incurred in 2011 versus 2010.

Balance Sheet Summary

Gross loans receivable rose by $1.47 billion to $3.74 billion at December 31, 2011 from $2.27 billion at September 30, 2011 and principally reflects the addition of the acquired Center loan portfolio at fair value.

Total loan originations for fourth quarter 2011 were $157.2 million, including SBA loan originations of $33.3 million. On a pro forma basis, as if the two companies had operated as one for the full quarter, total loan originations would have amounted to $198.8 million, including SBA loan originations of $51.4 million. In comparison, new loan production by Nara Bancorp was $115.3 million during third quarter 2011 and $87.2 million in fourth quarter 2010.

The Company noted that sales of SBA loans to the secondary market and gains derived there from are based substantially on the production of 7(a) and Express loans. Production of SBA 7(a) and Express loans were $17.6 million for the quarter, or $27.8 million on a pro forma combined basis.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments totaled $98.0 million during fourth quarter 2011, compared with $101.3 million during fourth quarter 2010 and $49.9 million during third quarter 2011.

Total deposits increased to $3.94 billion at December 31, 2011 from $2.27 billion at September 30, 2011. The increase reflects the addition of former Center's deposit balances, previously reported as $1.80 billion at September 30, 2011, partially offset by a strategic reduction of time deposits, including $100 million in brokered deposits and a $62 million runoff of higher rate retail CDs which were not renewed.

At December 31, 2011, non-interest bearing deposits more than doubled to $984.3 million from $454.8 million at September 30, 2011 and accounted for 25% of total deposits. This increase was principally the result of the merger.

Credit Quality

The Company recorded a provision for loan losses of $9.1 million in fourth quarter 2011, compared with $5.8 million in fourth quarter 2010 and $3.5 million in the third quarter 2011. The Company attributed the sequential quarter increase in the provision for loan losses to two main factors. First, one $7.9 million legacy commercial real estate (CRE) loan migrated to non-accrual status and required a $4.4 million specific reserve due to a decline in the collateral value. Second, $1.9 million in provision expense was required for valuation allowances on $74.4 million in loans acquired from Center. These loans were recorded at fair value at November 30, 2011 (with no valuation allowance held against them), matured during the month of December and were refinanced, thereby requiring general valuation allowances for those loans under generally accepted accounting principles.

The loan classification (i.e. Special Mention and Classified) does not change as a result of the fair value accounting on the acquired Center portfolio, and BBCN's loan balances for these categories as of December 31, 2011 reflect the inclusion of the acquired Center loans.

Following are the Special Mention, Classified and Total Watchlist loan balances as of September 30, 2011 and December 31, 2011:

	12/31/2011	9/30/2011
	BBCN *	Nara + Center Pro Forma
	(Dollars in thousands)
Special Mention	$97,150	$103,483
Classified	$204,841	$246,470
Total Watchlist**	$301,991	$349,953

* 12/31/2011 balances include the acquired Center loans marked down to fair value.

** Approximately $28 million of the decline in Watchlist loans is attributable to improving asset quality trends.

Non-performing loans (defined as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at December 31, 2011 was $66.2 million, or 1.77% of total loans, compared with $51.3 million, or 2.26% of total loans, at September 30, 2011. The increase in the dollar amount of non-performing loans primarily was due to inclusion of acquired Center non-performing loans and one $7.9 million legacy CRE loan previously mentioned.

Non-performing assets at December 31, 2011 were $73.8 million, or 1.43% of total assets, compared with $56.2 million, or 1.86% of total assets, at September 30, 2011.

Net loan charge-offs during the 2011 fourth quarter totaled $7.2 million, or 1.03% of average loans on an annualized basis, compared with $3.2 million, or 0.56%, during the third quarter 2011. Gross charge-offs of $7.7 million resulted primarily from $3.9 million in loans either partially or fully charged-off and $3.8 million related to notes transferred to held-for-sale.

The allowance for loan losses at December 31, 2011 was $62.0 million, or 1.66% of gross loans receivable (excluding the guaranteed portion of delinquent SBA loans and loans held for sale), compared with $60.0 million, or 2.65%, at September 30, 2011. The coverage ratio of the allowance for loan losses to non-performing loans (excluding acquired loans past due 90 days or more on accrual status) increased to 124% at December 31, 2011, compared with 117% at September 30, 2011.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) at December 31, 2011 were $82.1 million, compared with $75.6 million at September 30, 2011. None of the acquired Center loans were deemed to be impaired as of December 31, 2011 as a result of the fair value accounting.

Specific reserves for impaired loans were $18.0 million, or 22.0% of the aggregate impaired loan amount at December 31, 2011, compared with $14.6 million, or 19.3%, at September 30, 2011. The increase in specific reserves is largely due to the previously mentioned $7.9 million legacy CRE loan for which a $4.4 million specific reserve was established. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.20% at December 31, 2011, compared with 2.08% at September 30, 2011. This decrease is due primarily to the inclusion of the acquired Center portfolio at fair value.

Common Stock Offering

On October 31, 2011, the former Nara closed its public offering of common stock at a price of $7.25 per share for gross proceeds of $63.3 million, or approximately $59.7 million net proceeds after underwriting fees and estimated offering expenses. The Company sold a total of 8,724,475 shares of its common stock in the offering, including 7,586,500 primary shares and 1,137,975 additional shares from the underwriters' exercise of the over-allotment option.

Capital

At December 31, 2011, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized” institution. The Leverage Ratio was 19.49% at December 31, 2011, compared with 13.50% at September 30, 2011. The Tier 1 Risk-based Ratio was 17.74% at December 31, 2011, compared with 16.71% at September 30, 2011. The Total Risk-based Ratio was 18.99% at December 31, 2011, compared with 17.98% at September 30, 2011.

The calculation for the Leverage Ratio utilizes the daily average balance of total assets in the denominator, as opposed to the period end balances utilized in the calculation of the other capital ratios. Accordingly the leverage ratio is significantly impacted by the change in total asset balances during the quarter resulting from the merger. On a pro forma basis, utilizing the daily average balance of total assets in the month of December following the completion of the merger, the Leverage Ratio was 13.69%.

At December 31, 2011, tangible common equity represented 11.33% of tangible assets, compared with 10.40% of tangible assets at September 30, 2011. Tangible common equity per share was $7.38 at December 31, 2011, compared with $8.23 at September 30, 2011.

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Investor Conference Call

The Company will host an investor conference call on Wednesday, February 8, 2012 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review complete financial results for the fourth quarter of 2011, including final purchase accounting adjustments, which will be announced after the market closes on Tuesday, February 7, 2012. Investors and analysts may access the conference call by dialing 800-299-9086 (domestic) or 617-786-2903 (international), passcode 61729487. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at www.BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through February 15, 2012, passcode 14972745.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.2 billion in assets as of December 31, 2011. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 44 branches in California, New York, New Jersey, Washington and Illinois, along with three loan production offices in Seattle, Denver and Dallas. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	12/31/2011	9/30/2011	% change	12/31/2010	% change

Cash and due from banks	$300,110	$175,827	71%	$172,331	74%
Term federal funds sold	40,000	-		-
Securities available for sale, at fair value	740,920	455,789	63%	528,262	40%
Federal Home Loan Bank and Federal Reserve Bank stock	27,373	21,933	25%	24,084	14%
Loans held for sale, at the lower of cost or fair value	42,407	31,342	35%	26,927	57%
Loans receivable	3,738,826	2,268,128	65%	2,147,745	74%
Allowance for loan losses	(61,952)	(60,009)	-3%	(62,320)	1%
Net loans receivable	3,676,874	2,208,119	67%	2,085,425	76%
Accrued interest receivable	13,439	8,257	63%	8,648	55%
Premises and equipment, net	20,913	9,408	122%	10,915	92%
Bank owned life insurance	42,514	24,677	72%	24,117	76%
Goodwill	94,428	2,509	3664%	2,509	3664%
Other intangible assets, net	4,276	302	1316%	534	701%
Other assets	170,370	77,964	119%	79,544	114%
Total assets	$5,173,624	$3,016,127	72%	$2,963,296	75%

Liabilities

Deposits	$3,942,904	$2,267,196	74%	$2,176,114	81%
Borrowings from Federal Home Loan Bank	344,402	300,000	15%	350,000	-2%
Subordinated debentures	52,102	39,268	33%	39,268	33%
Other borrowings	-	701	-100%	11,758	-100%
Accrued interest payable	6,519	3,752	74%	4,830	35%
Other liabilities	31,454	21,595	46%	22,763	38%
Total liabilities	4,377,381	2,632,512	66%	2,604,733	68%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 122,000 shares, 67,000 shares and 67,000 shares as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively
Series A, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 67,000 shares at December 31, 2011, September 30, 2011, and December 31, 2010	65,158	64,918	0%	64,203	0%
Series B, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 55,000 shares at December 31, 2011 and none at September 30, 2011, and December 31, 2010	54,192	-	100%	-	100%
Common stock, $0.001 par value; authorized, 150,000,000 shares at December 31, 2011 and September 30, 2011 and 100,000,000 shares at December 31, 2010; issued and outstanding, 77,984,252, 38,095,260 and 37,983,027 shares at December 31, 2011, September 30, 2011 and December 31, 2010, respectively	78	38	105%	38	105%
Capital surplus	524,644	172,065	205%	171,364	206%
Retained earnings	142,909	140,013	2%	120,361	19%
Accumulated other comprehensive income, net	9,262	6,581	41%	2,597	257%
Total stockholders' equity	796,243	383,615	108%	358,563	122%

Total liabilities and stockholders' equity	$5,173,624	$3,016,127	72%	$2,963,296	75%

	Three Months Ended					Twelve Months Ended,
	12/31/2011	12/31/2010	% change	9/30/2011	% change	12/31/2011	12/31/2010	% change

Interest income:
Interest and fees on loans	$44,417	$34,088	30%	$34,902	27%	$145,554	$134,390	8%
Interest on securities	3,763	3,731	1%	3,843	-2%	15,501	15,141	2%
Interest on federal funds sold and other investments	300	233	29%	182	65%	840	905	-7%
Total interest income	48,480	38,052	27%	38,927	25%	161,895	150,436	8%

Interest expense:
Interest on deposits	5,047	5,688	-11%	4,977	1%	20,245	27,882	-27%
Interest on other borrowings	2,882	3,641	-21%	2,897	-1%	11,832	14,170	-16%
Total interest expense	7,929	9,329	-15%	7,874	1%	32,077	42,052	-24%

Net interest income before provision for loan losses	40,551	28,723	41%	31,053	31%	129,818	108,384	20%
Provision for loan losses	9,147	5,800	58%	3,483	163%	27,939	84,630	-67%
Net interest income after provision for loan losses	31,404	22,923	37%	27,570	14%	101,879	23,754	329%

Non-interest income:
Service fees on deposit accounts	2,108	1,636	29%	1,352	56%	6,370	6,464	-1%
Net gains on sales of SBA loans	1,017	720	41%	823	24%	7,354	1,400	425%
Net gains (losses) on sales of other loans	63	(7)	N/A	(30)	N/A	33	4,368	N/A
Net gains on sales of securities available for sale	1,219	-	100%	64	1805%	1,289	6,396	-80%
Net valuation gains (losses) on interest swaps and caps	6	95	-94%	(3)	300%	(114)	(857)	87%
Net gains (losses) on sales of OREO	58	9	544%	108	-46%	193	(605)	132%
Other income and fees	2,207	1,845	20%	1,944	14%	8,005	7,315	9%
Total non-interest income	6,678	4,298	55%	4,258	57%	23,130	24,481	-6%

Non-interest expense:
Salaries and employee benefits	9,193	7,196	28%	7,657	20%	31,629	25,261	25%
Occupancy	4,471	2,446	83%	2,480	80%	11,833	9,767	21%
Furniture and equipment	1,180	926	27%	984	20%	4,033	3,540	14%
Advertising and marketing	959	422	127%	354	171%	2,486	2,020	23%
Data processing and communications	1,194	1,019	17%	813	47%	3,913	3,954	-1%
Professional fees	881	690	28%	612	44%	2,971	2,538	17%
FDIC assessment	1,198	1,239	-3%	983	22%	4,347	4,968	-13%
Merger-related expenses	3,248	1,001	224%	574	466%	4,713	1,001	371%
Prepayment charge on retirement of debt	6,385	-	100%	-	-100%	6,385	-	100%
Other	3,127	2,591	21%	2,360	33%	9,924	10,325	-4%
Total non-interest expense	31,836	17,530	82%	16,817	89%	82,234	63,374	30%
Income (loss) before income taxes	6,246	9,691	-36%	15,011	-58%	42,775	(15,139)	N/A
Income tax provision (benefit)	2,010	3,621	-44%	5,196	-61%	15,660	(7,900)	N/A
Net income (loss)	$4,236	$6,070	-30%	$9,815	-57%	27,115	(7,239)	N/A
Dividends and discount accretion on preferred stock	$(1,341)	$(1,074)	25%	$(1,077)	25%	(4,568)	(4,291)	6%
Net income (loss) available to common stockholders	$2,895	$4,996	-42%	$8,738	-67%	$22,547	$(11,530)	N/A

Earnings (Loss) Per Common Share:
Basic	$0.05	$0.13		$0.23		$0.53	$(0.30)
Diluted	$0.05	$0.13		$0.23		$0.53	$(0.30)

Average Shares Outstanding:
Basic	54,476,520	37,968,375		38,098,142		42,187,110	37,919,340
Diluted	54,487,415	38,024,939		38,103,683		42,210,600	37,919,340

	Three months ended					Twelve Months Ended,
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	12/31/2011	12/31/2010

Net interest income	$40,551	$31,053	$29,331	$28,883	$28,723	$129,818	$108,384
Non-interest income	6,678	4,258	7,684	4,510	4,298	23,130	24,481
Non-interest expense	31,836	16,817	16,886	16,695	17,530	82,234	63,374
Pre Tax - Pre Provision income	15,393	18,494	20,129	16,698	15,491	70,714	69,491
Provision for loan losses	9,147	3,483	10,047	5,262	5,800	27,939	84,630
Income (loss) before income taxes	$6,246	$15,011	$10,082	$11,436	$9,691	$42,775	$(15,139)

PTPP to average assets (annualized)	1.62%	2.48%	2.75%	2.27%	2.07%	2.23%	2.31%

	(Annualized) At or for the Three Months Ended					(Annualized) At or for the Twelve Months Ended
Profitability measures:	12/31/2011	12/31/2010	9/30/2011			12/31/2011	12/31/2010
ROA [1]	0.45%	0.81%	1.31%			0.86%	-0.24%
ROE [1]	3.10%	6.73%	10.40%			6.54%	-1.99%
Net interest margin	4.52%	3.97%	4.29%			4.29%	3.75%
Efficiency ratio	67.41%	53.09%	47.63%			53.77%	47.70%

[1] based on net income before effect of dividends and discount accretion on preferred stock

	Three Months Ended			Three Months Ended			Three Months Ended
	12/31/2011			12/31/2010			9/30/2011

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,796,523	$44,417	6.30%	$2,159,894	$34,088	6.26%	$2,248,544	$34,902	6.16%
Securities available for sale	568,111	3,763	2.65%	505,185	3,731	2.95%	486,009	3,843	3.16%
FRB and FHLB stock and other investments	180,585	272	0.60%	211,900	233	0.44%	142,306	182	0.51%
Federal funds sold	13,761	28	0.81%	-	-	N/A	-	-	N/A
Total interest earning assets	$3,558,980	$48,480	5.41%	$2,876,979	$38,052	5.25%	$2,876,859	$38,927	5.37%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$912,825	$1,822	0.79%	$696,281	$1,698	0.97%	$701,109	$1,490	0.84%
Savings	143,011	743	2.06%	132,404	790	2.37%	126,231	764	2.40%
Time deposits:
$100,000 or more	530,865	736	0.55%	322,633	481	0.59%	363,155	351	0.38%
Other	608,111	1,746	1.14%	656,744	2,719	1.64%	607,193	2,372	1.55%
Total time deposits	1,138,976	2,482	0.86%	979,377	3,200	1.30%	970,348	2,723	1.11%
Total interest bearing deposits	2,194,812	5,047	0.91%	1,808,062	5,688	1.25%	1,797,688	4,977	1.10%
FHLB advances	332,324	2,352	2.81%	363,424	3,057	3.34%	300,000	2,438	3.23%
Other borrowings	44,551	530	4.66%	50,598	584	4.52%	37,816	459	4.75%
Total interest bearing liabilities	2,571,687	$7,929	1.22%	2,222,084	$9,329	1.66%	2,135,504	$7,874	1.46%
Non-interest bearing demand deposits	632,785			374,946			447,120
Total funding liabilities / cost of funds	$3,204,472		0.98%	$2,597,030		1.42%	$2,582,624		1.21%
Net interest income / net interest spread		$40,551	4.19%		$28,723	3.59%		$31,053	3.91%
Net interest margin			4.52%			3.97%			4.29%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.54%			3.99%			4.27%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.54%			3.97%			4.24%

Non-accrual loan income (reversed) recognized		$(184)			$(135)			$154
Prepayment fee income received		49			105			175
Net		$(135)			$(30)			$329

Cost of deposits:
Non-interest bearing demand deposits	$632,785	$-		$374,946	$-		$447,120	$-
Interest bearing deposits	2,194,812	5,047	0.91%	1,808,062	5,688	1.25%	1,797,688	4,977	1.10%
Total deposits	$2,827,597	$5,047	0.71%	$2,183,008	$5,688	1.03%	$2,244,808	$4,977	0.88%

	Twelve Months Ended			Twelve Months Ended
	12/31/2011			12/31/2010

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,352,253	$145,554	6.19%	$2,173,840	$134,390	6.18%
Securities available for sale	520,460	15,501	2.98%	516,460	15,141	2.93%
FRB and FHLB stock and other investments	147,733	812	0.55%	192,459	856	0.44%
Federal funds sold	3,469	28	0.81%	6,082	49	0.79%
Total interest earning assets	$3,023,915	$161,895	5.35%	$2,888,841	$150,436	5.21%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$751,783	$6,322	0.84%	$608,051	$6,374	1.05%
Savings	130,568	2,945	2.26%	135,008	3,274	2.43%
Time deposits:
$100,000 or more	383,271	1,923	0.50%	511,002	7,361	1.44%
Other	619,680	9,055	1.46%	607,381	10,873	1.79%
Total time deposits	1,002,951	10,978	1.09%	1,118,383	18,234	1.63%
Total interest bearing deposits	1,885,302	20,245	1.07%	1,861,442	27,882	1.50%
FHLB advances	314,216	9,774	3.11%	353,384	12,099	3.42%
Other borrowings	44,971	2,058	4.51%	42,895	2,071	4.76%
Total interest bearing liabilities	2,244,489	$32,077	1.43%	2,257,721	$42,052	1.86%
Non-interest bearing demand deposits	472,155			352,498
Total funding liabilities / cost of funds	$2,716,644		1.18%	$2,610,219		1.61%
Net interest income / net interest spread		$129,818	3.92%		$108,384	3.35%
Net interest margin			4.29%			3.75%
Net interest margin, excluding effect of
non-accrual loan income(expense)			4.31%			3.80%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.29%			3.78%

Non-accrual loan income (reversed) recognized		$(368)			$(1,415)
Prepayment fee income received		487			525
Net		$119			$(890)

Cost of deposits:
Non-interest bearing demand deposits	$472,155	$-		$352,498	$-
Interest bearing deposits	1,885,302	20,245	1.07%	1,861,442	27,882	1.50%
Total deposits	$2,357,457	$20,245	0.86%	$2,213,940	$27,882	1.26%

	For the Three Months Ended					Twelve Months Ended
	12/31/2011	12/31/2010	% change	9/30/2011	% change	12/31/2011	12/31/2010	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$2,796,523	$2,159,894	29%	$2,248,544	24%	2,352,253	2,173,840	8%
Investments	762,457	717,085	6%	628,315	21%	671,662	715,001	-6%
Interest-earning assets	3,558,980	2,876,979	24%	2,876,859	24%	3,023,915	2,888,841	5%
Total assets	3,795,253	2,987,594	27%	2,987,441	27%	3,164,823	3,007,294	5%

Interest-bearing deposits	2,194,812	1,808,062	21%	1,797,688	22%	1,885,302	1,861,442	1%
Interest-bearing liabilities	2,571,687	2,222,084	16%	2,135,504	20%	2,244,489	2,257,721	-1%
Non-interest-bearing demand deposits	632,785	374,946	69%	447,120	42%	472,155	352,498	34%
Stockholders' Equity	547,160	360,628	52%	377,654	45%	414,770	364,159	14%
Net interest earning assets	987,293	654,895	51%	741,355	33%	779,426	631,120	23%

LOAN PORTFOLIO COMPOSITION:	12/31/2011	9/30/2011	% change	12/31/2010	% change

Commercial loans	$997,232	$602,117	66%	$561,887	77%
Real estate loans	2,677,762	1,656,496	62%	1,574,851	70%
Consumer and other loans	66,576	12,222	445%	13,268	402%
Loans outstanding	3,741,570	2,270,835	65%	2,150,006	74%
Unamortized deferred loan fees - net of costs	(2,744)	(2,707)	-1%	(2,261)	-21%
Loans, net of deferred loan fees and costs	3,738,826	2,268,128	65%	2,147,745	74%
Allowance for loan losses	(61,952)	(60,009)	-3%	(62,320)	1%
Loan receivable, net	$3,676,874	$2,208,119	67%	$2,085,425	76%

REAL ESTATE LOANS BY PROPERTY TYPE:	12/31/2011	9/30/2011	% change	12/31/2010	% change
Retail buildings	$788,384	$409,852	92%	$361,774	118%
Hotels/motels	432,206	269,988	60%	275,433	57%
Gas stations/ car washes	408,812	319,208	28%	270,788	51%
Mixed-use facilities	198,916	156,653	27%	160,498	24%
Warehouses	261,874	114,852	128%	112,415	133%
Multifamily	129,181	99,923	29%	88,094	47%
Other	458,389	283,280	62%	304,812	50%
Total	$2,677,762	$1,653,756	62%	$1,573,814	70%

DEPOSIT COMPOSITION	12/31/2011	9/30/2011	% Change	12/31/2010	% Change
Non-interest-bearing demand deposits	$984,350	$454,842	116%	$388,731	153%
Money market and other	1,237,378	711,748	74%	688,593	80%
Saving deposits	198,063	123,413	60%	126,255	57%
Time deposits of $100,000 or more	759,923	424,044	79%	321,542	136%
Other time deposits	763,190	553,149	38%	650,993	17%
Total deposit balances	$3,942,904	$2,267,196	74%	$2,176,114	81%

DEPOSIT COMPOSITION (%)	12/31/2011	9/30/2011	12/31/2010
Non-interest-bearing demand deposits	25.0%	20.1%	17.9%
Money market and other	31.3%	31.4%	31.6%
Saving deposits	5.0%	5.4%	5.8%
Time deposits of $100,000 or more	19.3%	18.7%	14.8%
Other time deposits	19.4%	24.4%	29.9%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	12/31/2011	9/30/2011	12/31/2010
Total stockholders' equity	$796,243	$383,615	$358,563
Tier 1 risk-based capital ratio	17.74%	16.71%	16.42%
Total risk-based capital ratio	18.99%	17.98%	17.69%
Tier 1 leverage ratio	19.49%	13.50%	12.61%
Book value per common share	$8.64	$8.30	$7.69
Tangible common equity per share[2]	$7.38	$8.23	$7.61
Tangible common equity to tangible assets[2]	11.34%	10.40%	9.76%

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	12/31/2011	9/30/2011	12/31/2010
Total stockholders' equity	$796,243	$383,615	$358,563
Less: Preferred stock, net of discount	(119,350)	(64,918)	(64,203)
Common stock warrant	(2,760)	(2,383)	(2,383)
Goodwill and other intangible assets, net	(98,704)	(2,811)	(3,043)
Tangible common equity	$575,429	$313,503	$288,934

Total assets	$5,173,624	$3,016,127	$2,963,296
Less: Goodwill and other intangible assets, net	(98,704)	(2,811)	(3,043)
Tangible assets	$5,074,920	$3,013,316	$2,960,253

Common shares outstanding	77,984,252	38,095,260	37,983,027

Tangible common equity to tangible assets	11.34%	10.40%	9.76%
Tangible common equity per share	$7.38	$8.23	$7.61

	For the Three Months Ended					For the Twelve Months Ended
ALLOWANCE FOR LOAN LOSSES:	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	12/31/2011	12/31/2010
Balance at beginning of period	$60,009	$59,696	$63,340	$62,320	$63,692	$62,320	$59,424
Provision for loan losses	9,147	3,483	10,047	5,262	5,800	27,939	84,630
Recoveries	524	800	1,500	1,068	917	3,892	2,918
Charge offs	(7,728)	(3,970)	(15,191)	(5,310)	(8,089)	(32,199)	(84,652)
Balance at end of period	$61,952	$60,009	$59,696	$63,340	$62,320	$61,952	$62,320
Net charge-off/average gross loans (annualized)	1.03%	0.56%	2.50%	0.78%	1.33%	1.20%	3.76%

	For the Three Months Ended					For the Twelve Months Ended
NET CHARGED OFF LOANS BY TYPE	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	12/31/2011	12/31/2010

Real estate loans	$3,867	$1,902	$12,242	$2,847	$5,400	$20,858	$58,920
Commercial loans	3,350	1,158	1,474	1,455	1,663	7,437	21,656
Consumer loans	(13)	110	(25)	(60)	109	12	1,158
Total net charge-offs	$7,204	$3,170	$13,691	$4,242	$7,172	$28,307	$81,734

NON-PERFORMING ASSETS	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Delinquent loans 90 days or more on non-accrual status	$31,212	$27,790	$35,385	$46,961	$43,803
Delinquent loans 90 days or more on accrual status[3,5]	16,169	-	-	-	-
Accruing restructured loans	18,775	23,543	15,787	29,419	35,103
Total non-performing loans	66,156	51,333	51,172	76,380	78,906
Other real estate owned	7,625	4,838	4,404	2,708	1,581
Total non-performing assets	$73,781	$56,171	$55,576	$79,088	$80,487
Non-performing assets/ total assets	1.43%	1.86%	1.87%	2.70%	2.72%
Non-performing assets/ gross loans & OREO	1.97%	2.47%	2.52%	3.67%	3.74%
Non-performing assets/ total capital	9.27%	14.64%	14.92%	21.71%	22.45%
Non-performing loans/gross loans	1.77%	2.26%	2.32%	3.55%	3.67%
Non-accrual loans/gross loans	0.83%	1.23%	1.61%	2.18%	2.04%
Allowance for loan losses/ gross loans	1.66%	2.65%	2.71%	2.94%	2.90%
Allowance for loan losses/ non-accrual loans	198.49%	215.94%	168.70%	134.88%	142.27%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status3)	123.94%	116.90%	116.66%	82.93%	78.98%
Allowance for loan losses/ non-performing assets	83.97%	106.83%	107.41%	80.09%	77.43%

[3] All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Retail buildings	$586	$590	$-	$1,192	$4,832
Hotels/motels	9,481	12,905	12,027	17,503	6,193
Gas stations/ car washes	-	-	-	566	1,475
Mixed-use facilities	947	952	953	953	-
Warehouses	-	-	-	-	-
Multifamily	-	-	-	-	-
Other[4]	7,761	9,096	2,807	9,205	22,603
Total	$18,775	$23,543	$15,787	$29,419	$35,103

[4] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010

Legacy
30 - 59 days	$2,842	$9,455	$1,450	$5,618	$3,012
60 - 89 days	507	1,503	1,868	2,741	1,284
Total delinquent loans less than 90 days past due - legacy[5]	$3,349	$10,958	$3,318	$8,359	$4,296

Acquired
30 - 59 days	$10,729
60 - 89 days	8,344
Total delinquent loans less than 90 days past due - acquired[5]	$19,073

Total delinquent loans less than 90 days past due[5]	$22,422

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010

Legacy
Real estate loans	$1,569	$9,091	$1,701	$7,200	$2,714
Commercial loans	1,777	1,861	1,606	1,138	1,539
Consumer loans	3	6	11	21	43
Total delinquent loans less than 90 days past due - legacy[5]	$3,349	$10,958	$3,318	$8,359	$4,296

Acquired
Real estate loans	$14,965
Commercial loans	3,040
Consumer loans	1,068
Total delinquent loans less than 90 days past due - acquired[5]	$19,073

Total delinquent loans less than 90 days past due[5]	$22,422

NON-ACCRUAL LOANS BY TYPE	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010

Real estate loans	$19,469	$14,725	$20,661	$31,096	$26,895
Commercial loans	11,593	12,908	14,342	15,465	16,460
Consumer loans	150	157	382	400	448
Total non-performing loans[5]	$31,212	$27,790	$35,385	$46,961	$43,803

WATCH LIST LOANS	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Legacy
Special mention	$35,740	$31,576	$15,342	$21,272	$29,573
Substandard	97,673	103,798	116,561	142,191	135,774
Doubtful	6,411	5,600	5,174	5,057	260
Loss	-	-	-	-	-
Total watch list loans - legacy[5]	$139,824	$140,974	$137,077	$168,520	$165,607

Acquired
Special mention	$61,411
Substandard	100,680
Doubtful	76
Loss	-
Total watch list loans - acquired[5]	$162,167

Total watch list loans[5]	$301,991

[5] The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.

CONTACT:
BBCN Bancorp, Inc.
Investors and Financial Media:
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com